Exhibit 10.x

Date: August 31, 2011

Howard J. Rubin, Esq.
Davis & Gilbert LLP
1740 Broadway
New York, NY 10019

Dear Mr. Rubin,

This will confirm that, notwithstanding the provision in paragraph 3(a) of the Separation Agreement dated August 25, 2011, that specifies a payment to Ms. Hamilton of $525,000, the Company will instead pay to Ms. Hamilton on the date fixed for such payment an amount equal to $550,000 in recognition of the fact that the latter amount represented her current annual base salary at the date of the Separation Agreement.

Sincerely yours,

Louis L. Ainsworth
Interim General Counsel

c:	Joseph W. Armbrust, Sidley & Austin
Bob Ries, MTS